Exhibit 99.1

NEWS RELEASE

For Immediate Release

ALERIS ANNOUNCES THE COMPLETION OF

SALE OF US ZINC

BEACHWOOD, OH – January 11, 2008—Aleris International, Inc. announced today that it has completed the sale of its Zinc business, which operates under the name US Zinc, to affiliates of Votorantim Metais Ltda. for $295 million with certain adjustments for working capital and other items. The company will use net proceeds from the divestiture to reduce outstanding debt.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,900 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

Contact:	Sean Stack
Aleris International, Inc.
Phone # 216-910-3504